Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

CENTERBRIDGE PARTNERS AND GIC
COMPLETE ACQUISITION OF INDUS REALTY TRUST, INC.

NEW YORK, NEW YORK (June 29, 2023) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced today the completion of the previously announced merger whereby affiliates of Centerbridge Partners, L.P. (“Centerbridge”), a global private investment firm with deep experience in real estate, and GIC, a global institutional investor, have acquired all of the outstanding shares of INDUS’ common stock in an all-cash transaction valued at approximately $868 million. Additionally, a wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”) will act as a strategic investor alongside Centerbridge in the ownership of INDUS post-closing.

“We are excited to have closed this transaction and look forward to the Company’s next phase under Centerbridge, GIC and ADIA’s ownership,” said Michael Gamzon, President and CEO of INDUS. “We are pleased to deliver significant value to our stockholders and are grateful for their support over the years. I would like to thank all of our employees for their commitment to our Company and efforts to build our high-quality portfolio and platform. This transaction is an incredible validation of their efforts.”

“GIC is pleased to complete the acquisition of INDUS and support their continued growth with our multi-asset experience, long-term view, and global footprint alongside our strategic partner, Centerbridge. GIC upholds confidence in both the long-term stability of the US industrial sector and INDUS’ role as a strong asset in our growing portfolio,” said Adam Gallistel, Head of Americas Real Estate, GIC.

Commenting on the announced acquisition, Billy Rahm, Global Head of Real Estate at Centerbridge said, “We are excited to partner with ADIA and GIC to continue to grow the business both organically and through acquisitions. We remain confident in the long-term, secular thesis supporting investment in industrial real estate. The INDUS portfolio represents a compelling example of that thesis.”

Mohamed Al Qubaisi, Executive Director of the Real Estate Department at ADIA, said, “INDUS has built a portfolio of high-quality industrial assets and is well placed to capitalise on future opportunities. We look forward to supporting the company as it embarks on its next phase of growth.”

As a result of the completion of the transaction, INDUS’ common stock will no longer trade on Nasdaq and will be delisted.

Advisors

Morgan Stanley & Co. LLC served as exclusive financial advisor to INDUS and Latham & Watkins LLP served as legal counsel to INDUS. BofA Securities Inc. and J.P. Morgan Securities LLC served as financial advisors to Centerbridge and GIC. Standard Chartered provided acquisition financing to Centerbridge and GIC. Simpson Thacher & Bartlett LLP served as legal counsel to Centerbridge and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to GIC.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 44 industrial/logistics buildings totaling 6.6 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina and Florida.

About Centerbridge

Centerbridge Partners, L.P. is a private investment management firm employing a flexible approach across investment disciplines — Private Equity, Private Credit and Real Estate — in an effort to develop the most attractive opportunities for its investors. The firm was founded in 2005 and as of March 31, 2023 has approximately $36 billion in capital under management with offices in New York and London. Centerbridge is dedicated to partnering with world-class management teams across targeted industry sectors and geographies. For more information, please visit www.centerbridge.com.

About GIC

GIC is a leading global investment firm established in 1981 to secure Singapore's financial future. As the manager of Singapore's foreign reserves, GIC takes a long-term, disciplined approach to investing, and is uniquely positioned across a wide range of asset classes and active strategies globally. These include equities, fixed income, real estate, private equity, venture capital, and infrastructure. The firm's long- term approach, multi-asset capabilities, and global connectivity enable them to be an investor of choice. GIC seeks to add meaningful value to its investments. Headquartered in Singapore, GIC has a global talent force of over 1,900 people in 11 key financial cities and has investments in over 40 countries. Further information is available at https://www.gic.com.sg.

About ADIA

Established in 1976, the Abu Dhabi Investment Authority (ADIA) is a globally-diversified investment institution that prudently invests funds on behalf of the Government of Abu Dhabi through a strategy focused on long-term value creation. For more information: https://www.adia.ae.